250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Dori McDannold Tel: (518) 415-4313

FOR IMMEDIATE RELEASE

Arrow Declares December Cash Dividend

GLENS FALLS, N.Y. (October 28, 2021) -- The Board of Directors of Arrow Financial Corporation (NasdaqGS® - AROW) on October 27, 2021, declared a quarterly cash dividend of $0.26 per share payable December 15, 2021, to shareholders of record on December 2, 2021. This represents an increase of 3% over the cash dividend paid in the fourth quarter of 2020, as a result of the 3% stock dividend distributed on September 24, 2021.

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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the Securities and Exchange Commission.

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